Exhibit 99.1
Hanesbrands Inc
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400
news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. SUCCESSFULLY AMENDS ITS FIRST-LIEN CREDIT AGREEMENT AND SETS 2009 DEBT-REDUCTION GOAL
WINSTON-SALEM, N.C. (March 12, 2009) — Hanesbrands Inc. (NYSE: HBI) announced today that it has successfully amended its first-lien credit agreement with debt holders and set a goal to reduce its long-term debt in 2009 by at least $300 million.
“We had a very positive response to our credit amendment, approved by an overwhelming majority of debt holders,” Chairman and Chief Executive Officer Richard A. Noll said. “Resolving this issue puts us in good position to navigate this uncertain economic environment.”
The company announced at its investor-day presentation on Feb. 24, 2009, that it had started the first-lien amendment process as a precaution to ensure that it had adequate debt-covenant cushion in the recessionary environment. The company’s successful credit amendment, which delays the most restrictive debt-leverage ratio from fourth quarter 2009 to third quarter 2011, applies to the company’s $990 million of Term Loans A and B as well as its revolving credit facility.
“This amendment and our ability to aggressively manage costs give us additional cushion to meet our adjusted debt-to-EBITDA ratios under a wide range of economic conditions,” said Hanesbrands Executive Vice President and Chief Financial Officer E. Lee Wyatt. “Even under the scenarios we laid out at our recent investor-day presentation, we would end 2009 with at least as much debt cushion as we had at the end of 2008.”
The amendment increases the company’s interest-rate spread by 300 basis points, and LIBOR will remain a floating rate with no floor. With this new interest-rate structure, Hanesbrands expects net interest expense for 2009 to be approximately $165 million, compared with $155 million in 2008.

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Under the amendment, the adjusted debt-to-EBITDA leverage ratio limits increase from 3.75 times to 4.25 times in the first quarter of 2009, from 3.5 times to 4.2 times in the second quarter, from 3.25 times to 3.95 times in the third quarter, and from 3.0 times to 3.6 times in the fourth quarter. After 2009, the new ratio continues to step down from 3.6 times, ending at 3.0 times in the third quarter 2011.
Additionally, the company has set a goal for 2009 to pay down at least $300 million of debt. The goal to accelerate debt reduction this year is supported by a number of factors the company outlined during the investor-day presentation, including cost reductions, product price increases, second-half commodity-cost benefits, reduced capital-expenditure needs, and plans to reduce inventory.
“Using cash flow and conservative cost and inventory management, achieving this debt-reduction goal would bring our total long-term debt to less than $1.9 billion, a decrease of more than $700 million since our spinoff in September 2006,” Noll said.
Non-GAAP Definitions
Adjusted EBITDA is adjusted earnings before interest, taxes, depreciation and amortization as defined under the company’s first lien credit agreement.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our long-term goals and trends associated with our business. These forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to execute our consolidation and globalization strategy, including migrating our production and manufacturing operations to lower-cost locations around the world; our ability to successfully manage social, political, economic, legal and other conditions affecting our foreign operations and supply chain sources; current economic conditions; consumer spending levels; the risk of inflation or deflation; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; our debt and debt service requirements that restrict our operating and financial flexibility, and impose interest and financing costs; the financial ratios that our debt instruments require us to maintain; failure to protect against dramatic changes in the volatile market price of cotton; the impact of increases in prices of other materials used in our products and increases in other costs; our ability to effectively manage our inventory and reduce inventory reserves; retailer consolidation and other changes in the apparel essentials industry; the highly competitive and evolving nature of the industry in which we compete; our ability to keep

Hanesbrands Inc. Successfully Amends Its First-Lien Credit
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pace with changing consumer preferences; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including the 2008 Annual Report on Form 10-K, 2008 quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 45,000 employees in more than 25 countries. More information may be found on the company’s Web site at www.hanesbrands.com.
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